EXHIBIT 99.1


FOR IMMEDIATE RELEASE

AT THE COMPANY:                                    INVESTOR RELATIONS:
GARRETT L. DOMINY                                  HARVEY A. GORALNICK
CHIEF FINANCIAL OFFICER                            BERNADETTE MAGLIONE
(404) 231-7272                                     FOCUS PARTNERS LLC
www.atpx.com                                       (212) 752-9445
                                                   Info@focuspartners.com

                ATP ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

ATLANTA, GA, MARCH 4, 1998 - ADVANCED TECHNICAL PRODUCTS, INC. (NASDAQ: ATPX), today reported fourth quarter and year-end financial results for the year ended December 31, 1997. Advanced Technical Products (ATP) was formed in November, 1997, through the merger of Lunn Industries, Inc. (LUNN) and TPG Holdings, Inc.

FOURTH QUARTER - ACTUAL RESULTS

For the quarter ending December 31, 1997, ATP reported revenues of $38.9 million compared to $34.4 million in 1996, a 13.1% increase. Income before extraordinary item for the fourth quarter of 1997 was $2.3 million compared to $1.7 million in the same quarter of 1996. Net income for the fourth quarter was $2.3 million compared to $1.0 million in the fourth quarter of 1996. Earnings per share (diluted) before extraordinary item for the fourth quarter of 1997 was $0.46 compared to $0.41 in the same quarter of 1996. Earnings per share (diluted) for the fourth quarter of 1997 was $0.46 compared to $0.25 in 1996, an 84% increase. Fourth quarter financials for 1997 include results from Lunn Industries from operations for two months subsequent to the date of the merger.

                                     (more)

YEAR-END 1997 - ACTUAL RESULTS
ATP reported revenues of $119.4 million in 1997 compared to $126.5 million for the previous year. Income before extraordinary item for the year was $4.2 million compared to $4.9 million in 1996. Net income in 1997 was $4.2 million compared to $4.3 million for 1996. Earnings per share (diluted) before extraordinary item for 1997 was $0.95 compared to $1.20 in 1996, and earnings per share (diluted) for the year was $0.95 compared to $1.03 in 1996. Year-end financials for 1997 include results from Lunn Industries from operations for two months subsequent to the date of the merger.

FOURTH QUARTER - PRO FORMA RESULTS

For the fourth quarter of 1997, ATP reported pro forma revenues of $41.6 million compared to $39.1 million for the same quarter in 1996. Income before extraordinary item for the fourth quarter was $2.5 million compared to $1.9 million in the same quarter of 1996. Net income for the fourth quarter of 1997 was $2.5 million compared to $1.1 million in the fourth quarter of 1996. Earnings per share (diluted) before extraordinary item for the fourth quarter was $0.44 compared to $0.36 in the same quarter of 1996. Earnings per share (diluted) for the fourth quarter was $0.44 in 1997 compared to $0.21 in 1996, a 110% increase. Pro forma results for 1996 and 1997 include Lunn Industries' operations as if the merger had occurred on January 1, 1996.

YEAR-END 1997 - PRO FORMA RESULTS

For the year-ended 1997, ATP reported revenues of $139.0 million compared to $144.6 million for the previous year. Income before extraordinary item for the year was $5.3 million compared to $5.4 million in 1996. Net income in 1997 was $5.3 million compared to $4.6 million for 1996. Earnings per share (diluted) before extraordinary item for 1997 was $0.94 compared to $1.02 in 1996, and earnings per share (diluted) for the year was $0.94 compared to $0.87 in 1996. Pro forma results for 1996 and 1997 include Lunn Industries' operations as if the merger had occurred on January 1, 1996.

                                     (more)

James S. Carter, Chairman, President and CEO stated that, "The merger has now placed us in a unique position to take advantage of five complimentary processes that allow us to maximize our sales and production relationships with the industry leaders. With the technical capability of the five divisions that now make up the Company, we believe we are in a strong position to continue the progress we made in the fourth quarter. The decline in revenue and earnings in 1997 was primarily due to a customer delay in the production of a $30 million contract that was secured in late 1996. We anticipate that this contract will start to produce revenues and income in 1998."

BACKLOG
Backlog of released orders as of year-end 1997 was $192 million compared to pro forma backlog of $148 million at year-end 1996. Backlog of unreleased orders at year-end 1997 was $364 million compared to pro forma backlog of $167 million at year-end 1996. Released backlog represents contracts generally in excess of eighteen months with purchase orders that have been placed. Unreleased orders primarily consist of long-term contracts of three years or greater, where purchase orders are not placed at time of booking.

AEROSPACE/DEFENSE SEGMENT
The aerospace/defense segment represents approximately 80% of ATP's revenues. The largest portion of this segment's revenue comes from the sale of aerospace components produced from advanced composite materials, such as, radomes, aircraft doors, wing components, spacecraft pressure vessels and engine parts.

In addition, ATP's state-of-the-art Intellitec facilities has a contract to develop and produce the next generation chemical detector system for the US Military. Marion Composites is one of the major producers of shelters used for defense systems for the US government.

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
      "For the first time in a decade, the Defense Department's military budget was not cut," stated Mr. Carter. "The 1998 military budget of $225 billion - with around $100 billion a year for procurement and research - makes the Pentagon one of the biggest customers around. We are particularly pleased about the GE/Marion production alliance announced in January. Marion Composites has entered into a long-term production alliance with GE Aircraft Engines, to manufacture two inlet devices for each of the 548 jet engines for the US Navy's newest fighter, the F/A-18E/F Super Hornet. As concerns over chemical warfare intensify, we expect continued growth in sales of our Chemical Detection equipment. With our manufacturing capacity at only 60%, we are well positioned to capitalize on the growth of this market, and realize our growing backlog."

COMMERCIAL SEGMENT
The commercial segment represents approximately 20% of ATP's revenues. Sale of Natural Gas Vehicle (NGV) tanks, the fastest growing product in this segment, is projected to continue at an annual growth rate of 20-25%. These tanks, produced at Lincoln Composites' facility, are sold to bus and automotive OEMs and fleet operators.

The Specialty Vehicle Equipment (SVE) market also represents further growth opportunities for ATP Electronic system controls, battery guards, and energy dispersement and multiplex systems are produced for the bus, truck and the recreational vehicle market at Intellitec's facility.

As trends in the oil and gas industry shift to exploration and production in the deep-water offshore areas, the need for advanced high strength-to-weight composite components is expected to increase. These products include lightweight production risers, accumulator bottles for offshore platforms and drill pipe. ATP anticipates further growth in business from these markets.

                                     (more)

"We are pleased to announce that we have applied for listing on the Nasdaq National Market System. Additionally, because TPG exceeded its target net income of $4 million for 1997, all escrowed shares will be released to the former TPG shareholders, as defined by the merger agreement," stated Mr. Carter.

Advanced Technical Products designs, develops and manufactures advanced composite-based materials and products from high strength fibers, which optimize strength to weight performance. The Company is one of a very few with the ability to utilize multiple processes, such as, autoclave lamination, filament winding, resin transfer and metal bonding. Using these processes, the Company produces products for the aerospace and defense markets, as well as commercial applications, including, oil and gas and pressure vessels for Natural Gas Vehicles.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE CANCELLATION OR DELAY OF CONTRACTS ON THE PART OF ATP'S CUSTOMERS, THE RISKS ASSOCIATED WITH FIXED PRICE CONTRACTS, AND OTHER RISKS DISCLOSED IN ATP'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                (table to follow)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Unaudited, In Thousands Except EPS)
                                     ACTUAL

                                                Year Ended       Quarter Ended
                                                 December          December
                                               1996      1997     1996     1997
                                            -----------------   ----------------

Revenues ................................   $126,534   119,433   34,373   38,893
Cost of sales ...........................     94,365    91,312   25,181   29,506
                                            -----------------   ----------------
          Gross Profit ..................     32,169    28,121    9,192    9,387

General & Administration ................     21,758    19,006    5,865    4,897
                                            -----------------   ----------------
          Operating Income ..............     10,411     9,115    3,327    4,490

Interest Expense ........................      2,377     2,273      541      688
                                            -----------------   ----------------
          Income Before Taxes
          and Extraordinary Item ........      8,034     6,842    2,786    3,802

Provision Income Taxes ..................      3,093     2,634    1,073    1,464
                                            -----------------   ----------------
Income Before Extraordinary Item ........      4,941     4,208    1,713    2,338

Extraordinary Loss ......................        667                667
                                            -----------------   ----------------
Net Income ..............................      4,274     4,208    1,046    2,338

Preferred Dividends .....................         80        80       20       20
                                            -----------------   ----------------
Net Income Available for
        Common Shares ...................   $  4,194     4,128    1,026    2,318

Earnings Per Share
        Before Extraordinary Item
          Basic .........................   $   1.23      0.99     0.43     0.48
                                            =================   ================
          Diluted .......................   $   1.20      0.95     0.41     0.46
                                            =================   ================
Earnings Per Share
          Basic .........................   $   1.06      0.99     0.26     0.48
                                            =================   ================
          Diluted .......................   $   1.03      0.95     0.25     0.46
                                            =================   ================
Weighted Average Number of
   Common Shares Outstanding
          Basic .........................      3,944     4,157    3,944    4,799
          Diluted .......................      4,059     4,362    4,151    5,049

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Unaudited, In Thousands Except EPS)
                                    PRO FORMA

                                                Year Ended        Quarter Ended
                                                  December           December
                                              1996      1997      1996     1997
                                            ------------------   ---------------
Revenues ................................   $144,632   138,958   39,108   41,568
Cost of sales ...........................    108,114   105,666   28,514   31,159
                                            ------------------   ---------------
          Gross Profit ..................     36,518    33,292   10,594   10,409

General & Administration ................     24,985    22,199    6,877    5,641
                                            ------------------   ---------------
          Operating Income ..............     11,533    11,093    3,717    4,768

Interest Expense ........................      3,022     2,823      704      777
                                            ------------------   ---------------
          Income Before Taxes
          and Extraordinary Item ........      8,511     8,270    3,013    3,991

Provision Income Taxes ..................      3,107     3,018    1,100    1,525
                                            ------------------   ---------------
Income Before Extraordinary Item ........      5,404     5,252    1,913    2,466

Extraordinary Loss ......................        785         0      785        0
                                            ------------------   ---------------
Net Income ..............................      4,619     5,252    1,128    2,466

Preferred Dividends .....................         80        80       20       20
                                            ------------------   ---------------
Net Income Available for
       Common Shares ....................   $  4,539     5,172    1,108    2,446
                                            ==================   ===============

Earnings Per Share
       Before Extraordinary Item
          Basic .........................   $   1.06      0.99     0.37     0.47
                                            ==================   ===============
          Diluted .......................   $   1.02      0.94     0.36     0.44
                                            ==================   ===============
Earnings Per Share
          Basic .........................   $   0.91      0.99     0.22     0.47
                                            ==================   ===============
          Diluted .......................   $   0.87      0.94     0.21     0.44
                                            ==================   ===============
Weighted Average Number of
       Common Shares Outstanding
          Basic .........................      5,000     5,220    5,100    5,220
          Diluted .......................      5,200     5,500    5,300    5,500

                        CONSOLIDATED BALANCE SHEET DATA
                           (Unaudited, In Thousands)

                                                             At December 31,
                                                         1996              1997
                                                   ACTUAL   PRO FORMA     ACTUAL
                                                  -------------------    -------
Cash and Cash Equivalents ....................     $ 1,059      1,064        494
Other Current Assets .........................      38,886     47,045     58,544
       Total Current Assets ..................      39,945     48,109     59,038
Property and Equipment, Net ..................       4,409     13,623     17,627
Other Assets, Net ............................         369      6,266      7,421
       Total Assets ..........................     $44,723     67,998     84,086


Current Liabilities ..........................      21,483     25,568     38,606
Long-Term Liabilities ........................      15,222     20,007     18,081
       Total Liabilities .....................     $36,705     45,575     56,687

Preferred Stock ..............................       1,000      1,000      1,000

Stockholders' Equity .........................       7,018     21,423     26,399
       Total Liabilities and Equity ..........     $44,723     67,998     84,086